Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-146214 and 333-220553) of Sierra Bancorp of our report dated February 27, 2026, with respect to the consolidated financial statements of Sierra Bancorp and the effectiveness of internal control over financial reporting, included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Forvis Mazars, LLP

Denver, Colorado

February 27, 2026